Exhibit (a)(1)(A)

OFFERS BY LINCOLN NATIONAL CORPORATION TO PURCHASE FOR CASH

UP TO $500,000,000 IN AGGREGATE LIQUIDATION PREFERENCE

OF ITS OUTSTANDING DEPOSITARY SHARES LISTED IN THE TABLE BELOW

THE TENDER OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON SEPTEMBER 8, 2026, UNLESS LINCOLN NATIONAL CORPORATION EXTENDS OR EARLIER TERMINATES THE TENDER OFFERS

(SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED WITH RESPECT TO

EITHER OFFER, THE “EXPIRATION DATE”).

Lincoln National Corporation, an Indiana corporation (“Lincoln,” the “Company,” the “Offeror,” “we,” “us” or “our”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), hereby offers to purchase for cash up to $500,000,000 in aggregate Liquidation Preference (as defined below) (such amount, the “Maximum Aggregate Liquidation Preference”) of its outstanding depositary shares, representing fractional interests in certain series of its preferred stock, listed in the table below (collectively, the “Depositary Shares,” and each series of Depositary Shares, a “series” of Depositary Shares), subject to the priority terms described in this Offer to Purchase (together, the “Offers” and each offer to purchase a series of Depositary Shares, an “Offer”).

Series of Depositary Shares	CUSIP No. / ISIN	Aggregate Liquidation Preference Outstanding (Number of Depositary Shares Outstanding)	Liquidation Preference per Depositary Share(1)	Offer Price per Depositary Share	Hypothetical Accrued Dividends per Depositary Share(2)	Hypothetical Total Consideration per Depositary Share(2)	Acceptance Priority Level
Depositary Shares, each representing a 1/25th interest in a share of 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C (the “Series C Depositary Shares”)	534187BR9 / US534187BR92	$500,000,000 (500,000 Series C Depositary Shares)	$1,000.00	$1,055.00	$2.31	$1,057.31	1

Depositary Shares, each representing a 1/1,000th interest in a share of 9.000% Non-Cumulative Preferred Stock, Series D (the “Series D Depositary Shares”)(3)	534187885 / US5341878859	$500,000,000 (20,000,000 Series D Depositary Shares)	$25.00	$26.30	$0.06	$26.36	2

(1)

As used herein, the term “Liquidation Preference” for a Depositary Share of a series means an amount equal to the product of the liquidation preference per share of the applicable underlying preferred stock ($25,000 for both series of preferred stock) multiplied by the fractional interest in such share of preferred stock that such Depositary Share represents, as set forth in the table.

(2)

If, as scheduled, the Settlement Date (as defined below) for each Offer occurs on September 10, 2026, then the Total Consideration (as defined below) payable for Depositary Shares of a series that are purchased pursuant to an applicable Offer will equal the applicable Offer Price (as defined below) for such Depositary Shares as set forth in the table above plus the Hypothetical Accrued Dividends for such Depositary Shares as set forth in the table above.

(3)	The Series D Depositary Shares are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “LNC PRD.” See Section 7.

The total consideration (“Total Consideration”) for the Depositary Shares validly tendered and accepted for purchase will be $1,055.00 per $1,000.00 Liquidation Preference of Series C Depositary Shares (the “Series C Offer Price”) and $26.30 per $25.00 Liquidation Preference of Series D Depositary Shares (the “Series D Offer Price,” and each of the Series C Offer Price and the Series D Offer Price, an “Offer Price”), plus, in each case, Accrued Dividends. As used in this Offer to Purchase, “Accrued Dividends” means the accrued and unpaid dividends from the last dividend payment date with respect to the Series C Depositary Shares or the Series D Depositary Shares, as the case may be, up to, but not including, the Settlement Date, assuming for the purposes of the Offers that a dividend with respect to the applicable series of Depositary Shares had in fact been declared during such period. Note that the market price for the Series D Depositary Shares includes accrued but unpaid dividends. Accordingly, when comparing the consideration to be received in the Offer for the Series D Depositary Shares to market prices, you should refer to the Total Consideration for the Series D Depositary Shares, which is the sum of the Series D Offer Price and Accrued Dividends.

If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date exceeds the Maximum Aggregate Liquidation Preference, the Company will accept for purchase Depositary Shares in an aggregate Liquidation Preference that comes nearest to, but does not exceed, the Maximum Aggregate Liquidation Preference. In such case, the Company will prioritize acceptance of the Series C Depositary Shares validly tendered over the Series D Depositary Shares validly tendered.

Notwithstanding any other provision of the Offers, the Company’s obligation to accept for purchase, and to pay for, any Depositary Shares validly tendered (and not validly withdrawn) is conditioned upon the satisfaction of the General Conditions (as defined herein). The conditions to the Offers are for the sole benefit of the Company and may be asserted only by the Company, regardless of the circumstances giving rise to any such condition (unless we caused the circumstances giving rise to an applicable condition to occur). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offers prior to the Expiration Date. See Section 6, which sets forth in full the conditions of the Offers.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFERS. HOWEVER, NONE OF LINCOLN, ITS BOARD OF DIRECTORS, ANY DEALER MANAGER, THE TENDER AGENT OR THE INFORMATION AGENT (EACH AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING THEIR DEPOSITARY SHARES. HOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER DOCUMENTS BEFORE MAKING A DECISION AS TO WHETHER TO TENDER DEPOSITARY SHARES, AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER, IN THE OFFERS.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has approved or disapproved of the Offers, passed upon the merits or fairness of the Offers, or passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense. No person has been authorized to give any information or make any representations with respect to the Offers other than the information and representations contained or incorporated by reference in the Offer Documents and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to BNP Paribas Securities Corp., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, or J.P. Morgan Securities LLC, the dealer managers for the Offers (the “Dealer Managers”), or Global Bondholder Services Corporation, the information agent (the “Information Agent”) for the Offers, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Company is not making the Offers to (nor will it accept any tender of Depositary Shares from or on behalf of) holders of Depositary Shares in any jurisdiction in which the making of the Offers or the acceptance of any tender of Depositary Shares would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Company may, at its discretion, take such action as the Company may deem necessary for it to make the Offers in any such jurisdiction and extend the Offers to holders of Depositary Shares in such jurisdiction. In any jurisdiction the securities, blue sky, or other laws of which require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

As described in this Offer to Purchase, the Company will pay retail brokers or dealers that process certain tenders of Depositary Shares into the Offers from DTC participants (each, a “Retail Processing Dealer”). Each Retail Processing Dealer that successfully processes such tenders from a retail beneficial owner of Depositary Shares, as provided herein, will be eligible to receive a fee (a “Retail Processing Fee”) from the Company equal to $1.00 per $1,000.00 Liquidation Preference of Series C Depositary Shares and $0.025 per $25.00 Liquidation Preference of Series D Depositary Shares, in each case, for any Depositary Shares validly tendered (and not validly withdrawn) and accepted for purchase by the Company, except for any Depositary Shares tendered by a Retail Processing Dealer for its own account or for other non-retail beneficial owners. The Retail Processing Fee will only be paid to a Retail Processing Dealer in respect of retail beneficial owners who tender Series C Depositary Shares in an aggregate amount that does not exceed 250 Series C Depositary Shares or Series D Depositary Shares in an aggregate amount that does not exceed 10,000 Series D Depositary Shares, as the case may be. See Section 16.

The Dealer Managers for the Offers are:

BNP PARIBAS	Morgan Stanley	Wells Fargo Securities

J.P. Morgan Securities LLC

The date of this Offer to Purchase is August 10, 2026

IMPORTANT INFORMATION

All of the Depositary Shares are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Depositary Shares, a DTC participant must electronically transmit your acceptance of the applicable Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the Offers will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of either of the Offers and send an agent’s message (as hereinafter defined) to Global Bondholder Services Corporation, the tender agent for the Offers (the “Tender Agent”), for its acceptance. Alternatively, you may confirm your acceptance of the Offers by delivering to the Tender Agent a properly completed and duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal and (ii) confirmation of book-entry transfer of the Depositary Shares into the Tender Agent’s applicable DTC account.

A beneficial owner of Depositary Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”) must instruct such Custodian to tender Depositary Shares on such beneficial owner’s behalf. See Section 3. Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in the Offers or withdrawal of tenders previously made. Accordingly, beneficial owners wishing to participate in the Offers should contact their Custodians as soon as possible in order to determine the time by which such beneficial owner must take action in order to participate. If you hold your Depositary Shares through a Custodian, you should ask your Custodian if you will be charged a fee to tender your Depositary Shares through the Custodian.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders of Depositary Shares must tender their Depositary Shares in accordance with the procedures set forth herein. See Section 3.

This Offer to Purchase and the Letter of Transmittal contain important information that holders are urged to read carefully before making any decision with respect to the Offers.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but it does not describe all of the details of the Offers to the same extent described elsewhere in this Offer to Purchase. You should read this entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offers. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

The Company / Offeror	The Offers are being made by Lincoln National Corporation, an Indiana corporation.

The Offers	We are making two concurrent, but separate, Offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, the Series C Depositary Shares and the Series D Depositary Shares, up to the Maximum Aggregate Liquidation Preference.

The Total Consideration for each such series of Depositary Shares will be the applicable Offer Price plus Accrued Dividends, with Accrued Dividends equal to the accrued and unpaid dividends on such series from the last dividend payment date with respect to such series up to, but not including, the Settlement Date, assuming for the purposes of the Offers that a dividend for each such series had in fact been declared in respect of such period.

Maximum Aggregate Liquidation Preference	The aggregate Liquidation Preference of Depositary Shares that the Company will accept in the Offers will not exceed the Maximum Aggregate Liquidation Preference of $500,000,000. If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date exceeds the Maximum Aggregate Liquidation Preference, we will accept for purchase Depositary Shares in an aggregate Liquidation Preference that comes nearest to, but does not exceed, the Maximum Aggregate Liquidation Preference. As of the date of this Offer to Purchase, $500,000,000 aggregate Liquidation Preference of each series of Depositary Shares subject to the Offers is outstanding, representing an aggregate Liquidation Preference of $1,000,000,000. See Section 1.

Acceptance Priority; Proration	If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date exceeds the Maximum Aggregate Liquidation Preference, we will accept Series C Depositary Shares validly tendered before we accept any Series D Depositary Shares validly tendered, and the acceptance of Series D Depositary Shares will be subject to proration as set forth in this Offer to Purchase. If Series C Depositary Shares are validly tendered in an aggregate Liquidation Preference equal to the Maximum Aggregate Liquidation Preference, no Series D Depositary Shares will be accepted for purchase in the Offers. See “Certain Significant Considerations” and Section 1.

In the event that proration of validly tendered Series D Depositary Shares is required, the Company will determine the proration results promptly after the Expiration Date and will announce the results of proration as set forth in this Offer to Purchase.

Source of Funds	We expect to use cash on hand to pay the consideration payable pursuant to the Offers, including Accrued Dividends and fees and expenses.

Time to Tender; Expiration Date	You may tender Depositary Shares until the Offers expire.

The Offers will expire on the Expiration Date, which is 5:00 p.m., New York City time, on September 8, 2026, unless extended or earlier terminated with respect to any Offer. See Section 1.

If a Custodian holds your Depositary Shares, it may have an earlier deadline for you to act to instruct it to accept either of the Offers on your behalf. You should contact the Custodian to determine its deadline.

Extension, Amendment and Termination of the Offers	The Company reserves the right to extend or amend either of the Offers. If the Company extends either of the Offers, it will delay the acceptance of the Depositary Shares subject to that Offer that have been tendered prior to such extension.

The Company may choose to extend the Offers for any reason, subject to applicable laws. The Company cannot assure you that it will extend either of the Offers, that both Offers will be extended concurrently if one of the Offers is extended, or of the length of any extension that it may provide. See Section 15.

The Company reserves the right to terminate either or both Offers under certain circumstances. See Section 6 and Section 15.

Purpose of the Offers	The principal purpose of the Offers is to efficiently manage our capital structure and reduce our future dividend payment obligations.

Conditions of the Offers	Notwithstanding any other provision of the Offers, the Company’s obligation to accept for purchase, and to pay for, any Depositary Shares validly tendered (and not validly withdrawn) is subject to satisfaction of the General Conditions. The conditions to the Offers are for the sole benefit of the Company and may be asserted only by the Company, regardless of the circumstances giving rise to any such condition (unless we caused the circumstances giving rise to an applicable condition to occur). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offers prior to the Expiration Date. See Section 6, which sets forth in full the conditions of the Offers.

Procedures for Tendering

To tender your Depositary Shares, you must electronically transmit your acceptance of the applicable Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the applicable Offer, or deliver to the Tender Agent a properly completed and duly executed Letter of Transmittal, in each case prior to the Expiration Date. If you wish to tender Depositary Shares held of record by a Custodian, you must contact the Custodian and instruct such Custodian to tender the

Depositary Shares on your behalf. Such Custodian may have a deadline that is earlier than the Expiration Date to instruct it to accept either of the Offers on your behalf. You should contact your Custodian to determine its applicable deadline.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the applicable Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a properly completed and duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that the Company will not purchase your Depositary Shares in the Offers unless the Tender Agent receives the required confirmation prior to the Expiration Date.

Series C Depositary Shares may be tendered and accepted only in Liquidation Preference amounts equal to the minimum denomination of $1,000.00 Liquidation Preference (one Series C Depositary Share) and integral multiples in excess thereof. Series D Depositary Shares may be tendered and accepted only in Liquidation Preference amounts equal to the minimum denomination of $25.00 (one Series D Depositary Share) and integral multiples in excess thereof.

In the event of proration, in order to determine proration with respect to the Series D Depositary Shares, the aggregate Liquidation Preference of Series D Depositary Shares that have been validly tendered as of the Expiration Date will be multiplied by the proration factor and rounded down to the nearest Liquidation Preference per Series D Depositary Share (one Series D Depositary Share) such that the Series D Depositary Shares will be returned to the holder in amounts equal to the Liquidation Preference per Series D Depositary Share or integral multiples in excess thereof. If the amount of Series D Depositary Shares that are not accepted and are returned to a holder because of proration would result in less than $25.00 Liquidation Preference, we will either accept or reject all of such holder’s Series D Depositary Shares. Because the Maximum Aggregate Liquidation Preference is equal to the aggregate Liquidation Preference of Series C Depositary Shares outstanding, and Series C Depositary Shares will be accepted before any Series D Depositary Shares are accepted, tenders of Series C Depositary Shares are not expected to be subject to proration.

No alternative, conditional or contingent tenders will be accepted. See Section 3.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their Depositary Shares in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

Retail Processing Fee	The Company will pay each Retail Processing Dealer the applicable Retail Processing Fee for any Depositary Shares validly tendered (and not validly withdrawn) by such Retail Processing Dealer on behalf of any retail beneficial owner and accepted for purchase by the Company, subject to the limitations described in this Offer to Purchase. See Section 16.

Withdrawal Rights	You may withdraw any Depositary Shares you have tendered at any time before the Expiration Date unless the Company earlier terminates either of the Offers. The Company cannot assure you that it will extend either of the Offers, that both Offers will be extended concurrently if one of the Offers is extended, or of the length of any extension it may provide. See Section 4.

If a Custodian holds your Depositary Shares, it may have an earlier deadline for you to act to instruct it to withdraw a tender you have previously made. You should contact the Custodian to determine its deadline.

Withdrawal Procedures	You must deliver on a timely basis prior to the Expiration Date a written notice of your withdrawal, or a properly transmitted “Request Message” through ATOP, to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the series and number of Depositary Shares to be withdrawn and the name of the registered holder of those Depositary Shares. Some additional requirements apply for Depositary Shares that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

No Recommendation	None of Lincoln, its Board of Directors, any Dealer Manager, the Tender Agent or the Information Agent makes any recommendation as to whether holders should tender or refrain from tendering their Depositary Shares. Holders should read carefully all of the information in the Offer Documents before making a decision as to whether to tender Depositary Shares, and, if so, how many Depositary Shares to tender, in the Offers.

Untendered or Unpurchased Depositary Shares	Any tendered Depositary Shares that are not accepted for purchase by the Company will be returned without expense to their tendering holder promptly after the expiration of the applicable Offer. Depositary Shares not tendered or otherwise not purchased pursuant to the Offers will remain outstanding. See Section 1.

If an Offer is consummated, then the number of Depositary Shares and aggregate Liquidation Preference of the applicable series that is purchased in such Offer that remains outstanding will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Depositary Shares of such series after consummation of such Offer. See “Certain Significant Considerations” and Section 11.

Dealer Managers	The Dealer Managers are BNP Paribas Securities Corp., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC.

Information Agent and Tender Agent	The Information Agent and Tender Agent is Global Bondholder Services Corporation.

Continued Listing of the Series D Depositary Shares on the NYSE	The Series D Depositary Shares are listed for trading on the NYSE under the symbol “LNC PRD.” See Section 7. The Company intends to maintain the listing of Series D Depositary Shares on the NYSE and, as a result of the acceptance priority levels and the Continued Listing Condition (as defined herein), it is expected that, regardless of the results of the Offers, the Series D Depositary Shares will continue to qualify to be listed on the NYSE. See Section 6.

Retirement of Depositary Shares	The Company will, as and to the extent provided under the applicable deposit agreement for each series of Depositary Shares, submit the Depositary Shares that it purchases in the Offers to Equiniti Trust Company, as depositary under such agreements, for cancellation of the receipts with respect to such Depositary Shares and withdrawal of the corresponding shares of the underlying preferred stock promptly following the Settlement Date. Thereafter, the Company will retire the corresponding shares of the underlying preferred stock, which will return to the status of authorized but unissued shares of preferred stock. See Section 11.

Market Prices of the Depositary Shares	Certain information relating to the Series D Depositary Shares (NYSE: “LNC PRD”), including certain market price information and information with respect to historical dividend payments, is set forth in Section 7.

No Appraisal Rights	You will have no appraisal rights in connection with the Offers.

Time of Payment	The Company will pay the Total Consideration due in respect of the Depositary Shares it purchases in the Offers promptly after the Expiration Date. We refer to the date on which such payment is made as the “Settlement Date.” The Company currently expects the Settlement Date to occur on September 10, 2026. See Section 5.

Payment of Brokerage Commissions	If you are a registered holder of Depositary Shares and you tender your Depositary Shares directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Depositary Shares through a Custodian, we recommend that you consult your Custodian to determine whether transaction costs are applicable. See Section 3.

Certain Material U.S. Federal Income Tax Considerations	Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Depositary Shares you tender. The receipt of cash for your tendered Depositary Shares generally will be treated for U.S. federal income tax purposes either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a dividend, depending on your particular circumstances. See Section 13 for a more detailed discussion.

You should consult your own tax advisor regarding the particular tax consequences to you of participating in either of the Offers, including the applicability and effect of any state, local or non-U.S. tax laws.

Payment of Stock Transfer Tax	If you instruct the Tender Agent in the Letter of Transmittal to make payment for accepted Depositary Shares to the registered holder, then generally you will not incur any stock transfer tax. See Section 5.

Further Information; Questions	You may call the Dealer Managers with questions regarding the terms of the Offers or the Information Agent with questions regarding how to tender or to request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offers. Contact information for the Dealer Managers and the Information Agent is set forth on the last page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this Offer to Purchase are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in the Company’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. The Company claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•	weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;

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adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;

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legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business; and our affiliate reinsurance arrangements;

•	changes in tax law or the interpretation of or application of existing tax laws that could impact our tax costs and the products that we sell;

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the impact of regulations adopted by the SEC, the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;

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the impact of existing and emerging rules and regulations relating to privacy, cybersecurity and artificial intelligence (“AI”) that may lead to increased compliance costs, reputation risk and/or changes in business practices, and challenges with properly managing the use of AI that could result in reputational harm, competitive harm and legal liability;

•	continued scrutiny and evolving expectations and regulations regarding environmental, social and governance matters that may adversely affect our reputation and our investment portfolio;

•	actions taken by reinsurers to raise rates on in-force business;

•	declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;

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increasing or sustained higher interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;

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the initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

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a decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefits, including riders on certain of our annuity products and secondary guarantees on certain variable universal life insurance products;

•	ineffectiveness of our risk management policies and procedures, including our various hedging strategies;

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a deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;

•	changes in accounting principles that may affect our consolidated financial statements;

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lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

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lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention and profitability of our insurance subsidiaries and liquidity;

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significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;

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interruption in or failure of the telecommunication, information technology or other operational systems of the Company or the third parties on whom we rely or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches in security of such systems;

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the effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;

•	the inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives;

•	the adequacy and collectability of reinsurance that we have obtained;

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pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims and adversely affect our businesses and the cost and availability of reinsurance;

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competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	the unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and

•	the unanticipated loss of key management or wholesalers.

The risks and uncertainties included here are not exhaustive. Our Annual Report on Form 10-K for the year ended December 31, 2025 and other reports that we file with the SEC include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this Offer to Purchase.

CERTAIN SIGNIFICANT CONSIDERATIONS

Holders should carefully consider the information in this Offer to Purchase, including the considerations below, before making a decision as to whether to tender Depositary Shares, and, if so, how many Depositary Shares to tender, in the Offers.

Holders who tender Depositary Shares that are accepted for purchase will lose their rights to receive future preferred dividends with respect to the underlying preferred stock.

Distributions are made in respect of the Depositary Shares if and to the extent dividends are paid on the preferred stock underlying the applicable series of Depositary Shares. Holders whose Depositary Shares are purchased will not receive future dividends with respect to the preferred stock underlying those Depositary Shares for record dates occurring on and after the Settlement Date.

Lincoln may acquire Depositary Shares other than through the Offers in the future.

From time to time after the tenth business day following the Expiration Date or other termination of the Offers, to the extent permitted by applicable law, Lincoln or its affiliates may acquire Depositary Shares that remain outstanding, whether or not the Offers are consummated, through redemptions, tender offers, exchange offers, open market or privately negotiated purchases or otherwise, upon such terms and at such prices as Lincoln or its affiliates may determine, which may be more or less than the applicable Total Consideration paid pursuant to the Offers, and could be paid in cash or other consideration.

Lincoln has not obtained a third-party determination that the Offers are fair to holders.

Lincoln has not retained any unaffiliated representative to act solely on behalf of the holders in connection with the Offers or obtained any opinion as to the fairness of the Offers. Holders should make their own decision and consult their own advisors.

The Maximum Aggregate Liquidation Preference may limit the Series D Depositary Shares accepted for purchase.

If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date exceeds the Maximum Aggregate Liquidation Preference, we will accept Series C Depositary Shares validly tendered before we will accept any Series D Depositary Shares validly tendered. As a result, if the Offers are oversubscribed, we will not accept all tendered Series D Depositary Shares, and we will have to prorate the Series D Depositary Shares that we accept for purchase. Because the aggregate Liquidation Preference of outstanding Series C Depositary Shares is equal to the Maximum Aggregate Liquidation Preference, if all of the Series C Depositary Shares are validly tendered, no Series D Depositary Shares will be accepted for purchase in the Offers.

The market for Depositary Shares that remain outstanding following the Offers may be reduced.

If an Offer is completed, the number of Depositary Shares and aggregate Liquidation Preference of the applicable series that remain outstanding will be reduced. This may adversely affect the liquidity of, and/or increase the volatility of the trading price or market value of, the remaining Depositary Shares of such series.

The Total Consideration payable in respect of Series D Depositary Shares may be higher or lower than the price at which the Series D Depositary Shares trade on the NYSE.

The price at which the Series D Depositary Shares trade on the NYSE during and after the Offers may be higher or lower than the Total Consideration to be paid for Series D Depositary Shares purchased in the

Offers. If we purchase your Series D Depositary Shares in the Offers, the Total Consideration that you receive may be more or less than what you would have received if you had sold your Series D Depositary Shares on the open market or in any other transaction. Holders should obtain current market quotations before deciding whether to tender their Series D Depositary Shares in the Offers.

Holders are solely responsible for complying with the terms and procedures of the Offers.

If the procedures are not strictly complied with, a holder’s tender may be rejected. None of Lincoln, the Dealer Managers, the Tender Agent, the Information Agent or any other person is under any duty to give notice of any defect or irregularity in any tender or withdrawal.

Non-U.S. Holders may be subject to U.S. federal withholding.

Depending on a Non-U.S. Holder’s (as defined in Section 13) circumstances and the tax treatment of the transaction, amounts paid to a Non-U.S. Holder pursuant to each of the Offers may be subject to U.S. federal withholding. See Section 3 and Section 13 below.

THE OFFERS

Section 1. Terms of the Offers; Number of Depositary Shares; Expiration Date

General

Lincoln is making two concurrent, but separate, Offers to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, up to the Maximum Aggregate Liquidation Preference of Depositary Shares validly tendered (and not validly withdrawn) as of the applicable Expiration Date, subject to the terms described herein.

Notwithstanding any other provision of the Offers, the Company’s obligation to accept for purchase, and to pay for, any Depositary Shares validly tendered (and not validly withdrawn) is subject to satisfaction of the General Conditions. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be provided to record holders of Depositary Shares and will be furnished to Custodians whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Depositary Shares.

Total Consideration Payable in the Offers

The Total Consideration payable for each Depositary Share validly tendered and purchased pursuant to the applicable Offer will equal the applicable Offer Price set forth on the cover page of this Offer to Purchase plus Accrued Dividends for such Depositary Share.

Maximum Aggregate Liquidation Preference

The aggregate Liquidation Preference of Depositary Shares that the Company will accept in the Offers will not exceed the Maximum Aggregate Liquidation Preference of $500,000,000. If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date exceeds the Maximum Aggregate Liquidation Preference, we will accept for purchase Depositary Shares in an aggregate Liquidation Preference that comes nearest to, but does not exceed, the Maximum Aggregate Liquidation Preference, on a basis that prioritizes the purchase of Series C Depositary Shares over Series D Depositary Shares as described below, and the Series D Depositary Shares will be subject to proration as described below. As of the date of this Offer to Purchase, $500,000,000 aggregate Liquidation Preference of each series of Depositary Shares subject to the Offers is outstanding, representing an aggregate Liquidation Preference of $1,000,000,000.

Acceptance Priority; Proration

If the aggregate Liquidation Preference of Depositary Shares validly tendered as of the Expiration Date exceeds the Maximum Aggregate Liquidation Preference, the Company will accept for purchase all validly tendered Series C Depositary Shares before accepting any validly tendered Series D Depositary Shares. Series D Depositary Shares will be accepted for purchase only to the extent that the aggregate Liquidation Preference of validly tendered Series C Depositary Shares is less than the Maximum Aggregate Liquidation Preference. If Series C Depositary Shares are validly tendered in an aggregate Liquidation Preference equal to the Maximum Aggregate Liquidation Preference, no Series D Depositary Shares will be accepted for purchase.

If accepting all validly tendered Series D Depositary Shares would cause the Maximum Aggregate Liquidation Preference to be exceeded (after acceptance of all validly tendered Series C Depositary Shares), the Company will accept the Series D Depositary Shares on a prorated basis in an aggregate Liquidation Preference amount that comes nearest to, but does not exceed, the residual Maximum Aggregate Liquidation Preference available after acceptance of all validly tendered Series C Depositary Shares. The proration factor used to determine the aggregate Liquidation Preference of Series D Depositary Shares that will be accepted for purchase will be that percentage which results in the amount purchased coming nearest to, but not exceeding, such residual Maximum Aggregate Liquidation Preference. To determine proration, the aggregate Liquidation Preference of Series D Depositary Shares that have been validly tendered as of the Expiration Date will be multiplied by the proration factor and rounded down to the nearest $25.00 of Liquidation Preference. This resulting amount will be the aggregate Liquidation Preference of Series D Depositary Shares that the Company will accept for purchase.

In the event that proration of Series D Depositary Shares is required, the Company will determine the proration results promptly after the Expiration Date and will announce the results of proration as set forth in Section 15. Depositary Shares tendered and not purchased, including Series D Depositary Shares not purchased due to proration, will be promptly credited to the appropriate account maintained by the tendering holder of Depositary Shares at DTC, in each case without expense to the holder of the Depositary Shares.

Number of Depositary Shares

As of the date hereof, there were 500,000 Series C Depositary Shares and 20,000,000 Series D Depositary Shares outstanding, each series having an aggregate Liquidation Preference of $500,000,000.

Expiration Date

The Offers will expire on the Expiration Date, which is 5:00 p.m., New York City time, on September 8, 2026, unless extended or earlier terminated with respect to either Offer. We will pay for Depositary Shares accepted for purchase promptly after the Expiration Date. We currently expect the Settlement Date to occur on September 10, 2026. If the Company materially changes the terms of the Offers or the information concerning the Offers, it will extend the Offers to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. If the Company increases or decreases the price to be paid for the Depositary Shares or the applicable Retail Processing Fee for the Depositary Shares, then the Offers must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15. For the purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

No Appraisal Rights

Holders will have no appraisal rights in connection with the Offers.

Section 2. Purpose of the Offers

The Offers. The principal purpose of the Offers is to efficiently manage our capital structure and reduce our future dividend payment obligations.

General. The Company’s Board of Directors has approved the Offers. However, none of Lincoln, its Board of Directors, any Dealer Manager, the Tender Agent or the Information Agent makes any recommendation as to whether holders should tender or refrain from tendering their Depositary Shares. Holders should carefully evaluate all information in the Offer Documents, should consult their own investment, tax, and other advisors and should make their own decisions about whether to tender Depositary Shares, and, if so, how many Depositary Shares to tender, in the Offers.

The Company will, as and to the extent provided under the applicable deposit agreement for each series of Depositary Shares, submit Depositary Shares that it purchases in the Offers to Equiniti Trust Company, as depositary under such agreements (the “Depositary”), for cancellation of the receipts with respect to such

Depositary Shares and withdrawal of the corresponding shares of the underlying preferred stock promptly following the Settlement Date. Thereafter, the Company will retire the corresponding shares of the underlying preferred stock, which will return to the status of authorized but unissued shares of preferred stock.

Section 3. Procedures for Tendering the Depositary Shares

Requirements for Valid Tenders of Depositary Shares. All Depositary Shares are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Depositary Shares, a DTC participant must electronically transmit your acceptance of the applicable Offer through DTC’s ATOP, for which the Offers will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of either of the Offers and send an agent’s message (as hereinafter defined) to the Tender Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Tender Agent and forming a part of the Book-Entry Confirmation (as hereinafter defined), which states that DTC has received an express acknowledgment from the participant in DTC described in such agent’s message, stating (i) the aggregate number of Depositary Shares (or Liquidation Preference) that have been tendered by such participant pursuant to the applicable Offer, (ii) that DTC has received from such participant express acknowledgment that such participant has received the Offer Documents and agrees to be bound by the terms and conditions of the Offers as described in the Offer Documents and (iii) that the Offeror may enforce such agreement against such participant. Delivery of an applicable agent’s message will be deemed made only when actually received by the Tender Agent. Alternatively, you may confirm your acceptance of the Offers by delivering to the Tender Agent a properly completed and duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal and (ii) confirmation of book-entry transfer of the Depositary Shares into the Tender Agent’s applicable DTC account. Delivery of tendered Depositary Shares must be made to the Tender Agent pursuant to the book-entry delivery procedures set forth below.

Series C Depositary Shares may be tendered and accepted only in Liquidation Preference amounts equal to the minimum denomination of $1,000.00 Liquidation Preference (one Series C Depositary Share) and integral multiples in excess thereof. Series D Depositary Shares may be tendered and accepted only in Liquidation Preference amounts equal to the minimum denomination of $25.00 (one Series D Depositary Share) and integral multiples in excess thereof. In the event of proration, the aggregate Liquidation Preference of Series D Depositary Shares that have been validly tendered as of the Expiration Date will be multiplied by the proration factor and rounded down to the nearest $25.00 Liquidation Preference. The resulting amount will be the aggregate Liquidation Preference of Series D Depositary Shares that the Company will accept for purchase. Depositary Shares tendered and not purchased, including Series D Depositary Shares not purchased due to proration, will be promptly credited to the appropriate account maintained by the tendering holder of Depositary Shares at DTC, in each case without expense to the holder of the Depositary Shares. No alternative, conditional or contingent tenders will be accepted.

Tender of Depositary Shares Held through a Custodian. To effectively tender Depositary Shares that are held of record by a Custodian, the beneficial owner thereof must instruct such Custodian to tender the Depositary Shares on the beneficial owner’s behalf. Any beneficial owner of Depositary Shares held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Depositary Shares are held in DTC to tender Depositary Shares on such beneficial owner’s behalf.

If you own your Depositary Shares through a Custodian, it is likely that such Custodian has a deadline earlier than the Expiration Date for you to act to instruct it to accept the applicable Offer on your behalf. We recommend that you contact your Custodian to determine its applicable deadline. In addition, if your Custodian tenders the Depositary Shares on your behalf, your Custodian may charge you a fee for doing so. You should consult your Custodian to determine whether any charges will apply. We will pay any U.S. stock transfer taxes that may be due on our purchase of Depositary Shares pursuant to the Offers, except as otherwise provided in Section 5 of this Offer to Purchase or Instruction 6 in the Letter of Transmittal.

Book-Entry Delivery. Promptly after commencement of the Offer, the Tender Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Depositary Shares at DTC for purposes of the Offers (to the extent such arrangements have not been made previously by the Tender Agent). Any financial institution that is a participant in DTC may make book-entry delivery of the Depositary Shares credited to such participant’s DTC account by causing DTC to transfer such Depositary Shares into the Tender Agent’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Depositary Shares may be effected through book-entry transfer into the Tender Agent’s account at DTC, such deposit must be accompanied by either:

•	an agent’s message; or

•

a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, and any other required documents that have been transmitted to and received by the Tender Agent at its address set forth on the back cover page of this Offer to Purchase before the Expiration Date.

Delivery of documents to DTC does not constitute delivery to the Tender Agent. The confirmation of a book-entry transfer into the Tender Agent’s account at DTC as described above is referred to as a “Book-Entry Confirmation.”

The Company will make payment for Depositary Shares validly tendered (and not validly withdrawn) and accepted for purchase in the Offers only after the Tender Agent receives a timely Book-Entry Confirmation and either a properly completed and duly executed Letter of Transmittal (and any other documents required by the Letter of Transmittal) or an agent’s message.

THE DEPOSITARY SHARES AND EITHER A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR AN AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE TENDER AGENT, AND NOT TO THE OFFEROR OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of Depositary Shares. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Depositary Shares) of the Depositary Shares tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•	the Depositary Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents

Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder or other payee pursuant to each of the Offers must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the holder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Tender Agent and certifies under penalties of perjury that such number is correct or an exemption otherwise applies. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Tender Agent, each tendering U.S. Holder (as defined in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If a holder or other payee does not provide the Tender Agent with the correct taxpayer identification number, such holder or payee may be subject to penalties imposed by the IRS. Certain holders are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined in Section 13) to qualify as an exempt recipient, that Non-U.S. Holder must submit an IRS Form W-8BEN or other applicable form to the Tender Agent, signed under penalties of perjury, attesting to that Non-U.S. Holder’s exempt status. Such applicable forms can be obtained from the Tender Agent or from the IRS website (http://www.irs.gov). See Instruction 8 of the Letter of Transmittal.

ANY TENDERING HOLDER OR OTHER PAYEE WHO FAILS TO PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8, AS APPROPRIATE, MAY BE SUBJECT TO REQUIRED U.S. FEDERAL BACKUP WITHHOLDING OF 24% OF THE GROSS PROCEEDS PAID TO SUCH HOLDER OR OTHER PAYEE PURSUANT TO EACH OF THE OFFERS.

For a discussion of certain material U.S. federal income tax consequences to tendering holders of the Depositary Shares, see Section 13.

No Guaranteed Delivery. There are no guaranteed delivery procedures available with respect to the Offers under the terms of the Offer Documents. Holders must tender their Depositary Shares in accordance with the procedures set forth in this Section 3.

Return of Depositary Shares. In the event of a proper withdrawal, proration or non-acceptance of tendered Depositary Shares, the Tender Agent will credit the Depositary Shares to the appropriate account maintained by the tendering holder of Depositary Shares at DTC, as applicable, without expense to the holder of the Depositary Shares.

Determination of Validity; Rejection of Depositary Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Depositary Shares, and such determination will be final and binding on all parties, subject to a holder’s right to challenge such determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Depositary Shares that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Depositary Shares or any particular holder of Depositary Shares. Unless you successfully challenge our determination in a court of competent jurisdiction, you will be bound by it. No tender of Depositary Shares will be deemed to have been properly made until the holder of the Depositary Shares cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representations and Warranties; the Company’s Acceptance Constitutes an Agreement. A tender of Depositary Shares pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal will constitute the tendering holder’s acceptance of the terms and conditions of the Offers, and the tendering holder will thereby be deemed to have made the agreements with, and representations and warranties to, the Company set forth in the Letter of Transmittal, including that (i) such holder of Depositary Shares has the full power and authority to tender, sell, assign and transfer the tendered Depositary Shares and (ii) if the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Company’s acceptance for purchase of Depositary Shares tendered in the applicable Offer will constitute a binding agreement between the tendering holder of such Depositary Shares and the Company upon the terms and subject to the conditions of the Offers. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

By tendering Depositary Shares pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal, a tendering holder of Depositary Shares (i) sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all of the Depositary Shares being tendered thereby and the preferred stock represented by such Depositary Shares and (ii) irrevocably appoints the Tender Agent as the true and lawful agent and attorney-in-fact and proxy of the tendering holder with respect to such Depositary Shares and such preferred stock with full power of substitution (such power of attorney and proxy being deemed to be an irrevocable power coupled with an interest) to the full extent of such holder’s rights with respect to such Depositary Shares and such preferred stock (a) to transfer ownership of such Depositary Shares and preferred stock to, or upon the order of, the Company, (b) to present such Depositary Shares for transfer on the books of the Company and (c) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Depositary Shares and such preferred stock, all in accordance with the terms and subject to the conditions of the Offers (with full knowledge that the Tender Agent also acts as the agent of the Company).

Section 4. Withdrawal Rights

Holders of Depositary Shares may withdraw previously tendered Depositary Shares at any time prior to the Expiration Date. In addition, after the Expiration Date, holders of Depositary Shares may withdraw their tendered Depositary Shares that are not accepted for purchase within forty business days from the commencement of the Offers.

If you tendered your Depositary Shares by giving instructions to a Custodian, you must instruct the Custodian to arrange for the withdrawal of your Depositary Shares. Your Custodian may have an earlier deadline for you to act to instruct it to withdraw a tender you have previously made. You should contact your Custodian to determine its deadline.

For a withdrawal to be effective, the Tender Agent must receive a written notice of withdrawal at its address set forth on the back cover page of this Offer to Purchase, or a properly transmitted “Request Message” through ATOP, prior to the Expiration Date or, if your Depositary Shares are not previously accepted for payment by the Company, after the expiration of forty business days after the commencement of the Offers. Any such notice of withdrawal not submitted through ATOP must specify the name of the tendering holder of the Depositary Shares, the series and number of Depositary Shares that the holder of Depositary Shares wishes to withdraw and the name of the registered holder of the Depositary Shares and must be signed by the tendering holder in the same manner as the participant’s name is signed on the Letter of Transmittal or is listed in the applicable agent’s message, as applicable, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such Depositary Shares. Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Depositary Shares and must otherwise comply with DTC’s procedures.

In the event of proper withdrawal of tendered Depositary Shares, the Tender Agent will promptly credit the Depositary Shares to the appropriate account maintained by the tendering holder of Depositary Shares at DTC without expense to the holder of the Depositary Shares.

The Company will determine all questions as to the validity, form and eligibility (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding on all parties, subject to a holder’s right to challenge such determination in a court of competent jurisdiction. None of the Company, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Depositary Shares may not rescind a withdrawal, and the Company will deem any Depositary Shares that a holder of Depositary Shares validly withdraws not validly tendered for purposes of the Offers, and no consideration will be paid for them, unless the holder of Depositary Shares properly re-tenders the withdrawn Depositary Shares before the Expiration Date by following one of the procedures described in Section 3.

Your notice of withdrawal must comply with the requirements set forth in this Offer to Purchase and with DTC’s procedures.

If the Company extends the Offers or delays its acceptance for payment of, or payment for, the Depositary Shares tendered in the Offers for any reason, then, without prejudice to the Company’s rights under the Offers, the Tender Agent may retain tendered Depositary Shares, subject to Rule 13e-4 and Rule 14e-1 under the Exchange Act (which requires that a bidder making a tender offer must either pay the consideration offered for or return the Depositary Shares tendered promptly after the termination or withdrawal of the Offers).

Section 5.	Purchase of Depositary Shares and Payment of Purchase Price; Return of Unpurchased Depositary Shares

Acceptance and Payment; Cancellation of Purchased Depositary Shares. Upon the terms and subject to the conditions of the Offers, on the Settlement Date, we will accept for purchase Depositary Shares that have been validly tendered (and not validly withdrawn) in an aggregate Liquidation Preference that comes nearest to, but does not exceed, the Maximum Aggregate Liquidation Preference. If the aggregate Liquidation Preference of Depositary Shares that are validly tendered (and not validly withdrawn) as of the Expiration Date exceeds the Maximum Aggregate Liquidation Preference, the Company will accept all validly tendered Series C Depositary Shares prior to accepting any validly tendered Series D Depositary Shares, and any validly tendered Series D Depositary Shares accepted for purchase will be subject to proration as set forth herein. We currently expect the Settlement Date to be September 10, 2026.

For purposes of each Offer, the Company will be deemed to have accepted for purchase, and therefore purchased, Depositary Shares that are validly tendered only when and if it gives written notice to the Tender Agent of its acceptance of the Depositary Shares for purchase under such Offer.

The Company will pay for Depositary Shares that it purchases under the Offers by depositing the Total Consideration for such Depositary Shares with DTC, which will act as agent for tendering holders of the Depositary Shares for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Depositary Shares.

The Company will pay all U.S. stock transfer taxes, if any, payable on the transfer to it of the Depositary Shares purchased under the Offers. If, however:

•	payment of the Total Consideration is to be made to any person other than the registered holder; or

•	tendered Depositary Shares are registered in the name of any person other than the person signing the Letter of Transmittal;

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Total Consideration unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

Return of Unpurchased Depositary Shares. If (i) the Offers expire or are terminated and any of the Depositary Shares have not been accepted for purchase by us following the expiration or termination of the Offers or (ii) tendered Depositary Shares are not accepted due to the Maximum Aggregate Liquidation Preference, the acceptance priority levels, proration of Series D Depositary Shares, an invalid tender, or otherwise, the holder of Depositary Shares that were not accepted for purchase will continue to own those Depositary Shares. In all such cases, the Tender Agent will, without expense to the holder of the Depositary Shares, promptly return such Depositary Shares to the tendering holder or, in the case of Depositary Shares delivered by the book-entry delivery procedures described in Section 3, promptly credit those Depositary Shares to the appropriate account maintained by the tendering holder of Depositary Shares at DTC.

Section 6.	Conditions of the Offers

Notwithstanding any other provisions of the Offers and in addition to (and not in limitation of) our right to extend or amend the Offers, with respect to each Offer, we will not be required to accept for purchase or to pay for any validly tendered Depositary Shares, and, subject to applicable law, we may terminate such Offer, if any of the following conditions have not been satisfied or, if applicable, waived at or prior to the Expiration Date (the “General Conditions”):

•

with respect to the Offer for the Series D Depositary Shares, there shall be, in our determination, no reasonable likelihood that the consummation of such Offer and the purchase of Series D Depositary Shares will cause such Depositary Shares to be (i) delisted from the NYSE or (ii) eligible for deregistration under the Exchange Act (the “Continued Listing Condition”);

•

no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to such Offer by or before any court or governmental, regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

•

challenges the making of such Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any manner, such Offer; or

•	in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), results of operations, operations, properties, assets, liabilities or prospects;

•

there shall not have been any change or development that in our reasonable judgment has had, or could reasonably be expected to have, a material adverse effect on the Company and its subsidiaries, taken as a whole, or the businesses, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole; and

•

there shall not have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (c) a material escalation or commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, if the effect of any such event, in our reasonable judgment, makes it impracticable or inadvisable to proceed with such Offer, (d) any limitation, whether or not mandatory, by any governmental authority on, or other event in our reasonable judgment, having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (e) any decline in the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10% measured from the close of business on the date hereof, (f) any significant increase in prevailing interest rates for offerings of debt securities in the United States, or (g) in the case of any of the foregoing existing at the time of the commencement of the Offers, a material acceleration or worsening thereof.

The foregoing conditions to the Offers are for our sole benefit and, unless we caused the circumstances giving rise to an applicable condition to occur, may be asserted only by us in our sole discretion, acting reasonably, or may be waived only by us, in our sole discretion, in whole or in part at any time and from time to time, prior to the Expiration Date. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding, subject to challenge in a court of competent jurisdiction. If any of the conditions referred to above are triggered, the Offeror will promptly notify holders whether or not the triggered condition has been waived.

If any of the foregoing conditions to the Offers are not satisfied or waived at any time at or prior to the Expiration Date, we may, subject to applicable law (but shall not be obligated to):

•	terminate such Offer and promptly return all tendered Depositary Shares subject to such Offer to the respective tendering holders as provided herein with respect to such Offer;

•

modify, extend or otherwise amend such Offer and retain all tendered Depositary Shares subject to such Offer until the Expiration Date, as extended, subject, however, to any withdrawal rights of holders with respect to such Offer; or

•

waive the unsatisfied conditions with respect to such Offer and accept all Depositary Shares (subject to proration and the priorities described herein) validly tendered and not previously validly withdrawn pursuant to such Offer.

Section 7.	Historical Price Range of the Series D Depositary Shares; Dividends

The Series D Depositary Shares are traded on the NYSE under the symbol “LNC PRD.” The Series C Depositary Shares are not traded on any exchange, but instead are traded in the over-the-counter market.

The table below sets forth, for the periods indicated, the high and low reported sales prices per Series D Depositary Share on the NYSE, and cash distributions per Series D Depositary Share. The Company pays a regular quarterly dividend of $0.5625 per Series D Depositary Share, payable to record holders on March 1, June 1, September 1 and December 1 of each year, when, as and if declared by our board of directors (or a duly authorized committee of the board).

Note that the market price for the Series D Depositary Shares includes accrued but unpaid dividends. Nonetheless, the consideration for the Series D Depositary Shares is expressed as the sum of the Series D Offer Price and Accrued Dividends. Accordingly, when comparing the consideration to be received in the Offer for the Series D Depositary Shares to market prices, you should refer to the Total Consideration for the Series D Depositary Shares, which is the sum of the Series D Offer Price and Accrued Dividends.

The Series D Depositary Shares were issued on November 22, 2022. As of the date hereof, there were 20,000,000 Series D Depositary Shares outstanding. On August 7, 2026, the closing price of the Series D

Depositary Shares on the NYSE was $26.35. The following table sets forth (i) the high and low reported sales prices per Series D Depositary Share on the NYSE for the period indicated and (ii) the per Series D Depositary Share quarterly cash distributions paid, or expected to be paid, to holders in such periods.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2026

Third Quarter (through August 7, 2026)	$26.700	$26.030	$0.5625	(1)

Second Quarter	$26.740	$26.000	$0.5625

First Quarter	$27.200	$26.030	$0.5625

Fiscal Year Ended December 31, 2025

Fourth Quarter	$27.730	$26.590	$0.5625

Third Quarter	$27.660	$26.530	$0.5625

Second Quarter	$27.495	$25.780	$0.5625

First Quarter	$28.110	$26.540	$0.5625

Fiscal Year Ended December 31, 2024

Fourth Quarter	$28.890	$27.110	$0.5625

Third Quarter	$28.700	$27.100	$0.5625

(1)	Expected to be paid on September 1, 2026 to holders of record of Series D Depositary Shares at the close of business on August 17, 2026.

Section 8.	Source and Amount of Funds

The Company intends to pay the consideration payable by it pursuant to the Offers, including Accrued Dividends, and the fees and expenses incurred by it in connection therewith with cash on hand.

Section 9.	Certain Information Concerning Lincoln National Corporation

Lincoln National Corporation is an Indiana corporation and a holding company that operates multiple insurance and retirement businesses through subsidiary companies. We sell a wide range of wealth accumulation, wealth protection, group protection and retirement products and solutions through our four business segments: Annuities, Life Insurance, Group Protection and Retirement Plan Services. We also have Other Operations, which includes the financial results for operations that are not directly related to the business segments. Our principal executive offices are located at 150 N. Radnor-Chester Road, Suite A305, Radnor, Pennsylvania 19087, and our telephone number is (484) 583-1400.

Additional Information. We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Offers. Our SEC filings are available at the SEC’s website, www.sec.gov.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this Offer to Purchase. This Offer to Purchase incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2025;

•

those portions of our Proxy Statement for our 2026 Annual Meeting of Shareholders which were also incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026; and

•	our Current Reports on Form 8-K filed with the SEC on March 31, 2026, April 16, 2026, June 1, 2026, June 29, 2026, and August 10, 2026 (solely with respect to Item 5.02).

You should read the information relating to us in this Offer to Purchase together with the information in the documents incorporated by reference herein.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

Any statement contained in a document incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

The Company will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase. Please direct your oral or written request to: Nancy A. Smith, Senior Vice President & Secretary, 150 N. Radnor-Chester Road, Radnor, PA 19087, 484-583-1400, or Nancy.Smith3@lfg.com.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Depositary Shares

As of the date hereof, the Company had 500,000 Series C Depositary Shares and 20,000,000 Series D Depositary Shares outstanding.

Neither the Company nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of the Company, beneficially owns any of the Depositary Shares, other than director Gary C. Kelly, who owned 15,006.550 Series D Depositary Shares as of the date hereof, which Depositary Shares are eligible to participate in the Offer. The Series D Depositary Shares beneficially owned by Mr. Kelly constitute approximately 0.08% of the Series D Depositary Shares outstanding as of the date of this Offer to Purchase. Mr. Kelly has informed the Company that he currently intends to tender all of his Series D Depositary Shares in the Offer.

Based on the Company’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Company nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of the Company’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Depositary Shares during the sixty days prior to August 10, 2026.

The Company is a party to a Deposit Agreement, dated as of November 22, 2022, with Equiniti Trust Company, as depositary, and the holders from time to time of the depositary receipts described therein, with respect to the Series C Depositary Shares, pursuant to which shares of the 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C, underlying the Series C Depositary Shares were deposited with the Depositary and the Series C Depositary Shares, representing fractional interests in such preferred stock, were issued. The Company is also a party to a Deposit Agreement, dated as of November 22, 2022, with the Depositary and the holders from time to time of the depositary receipts described therein, with respect to the Series D Depositary Shares, pursuant to which shares of the 9.000% Non-Cumulative Preferred Stock, Series D, underlying the Series D Depositary Shares were deposited with the Depositary and the Series D Depositary Shares, representing fractional interests in such preferred stock, were issued.

Except as otherwise described in this Offer to Purchase, neither the Company nor, to the best of its knowledge, any of its affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offers or with respect to any of the Depositary Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Effects of the Offers on the Market for the Depositary Shares

If the Offers are completed, the Company will, as and to the extent provided under the applicable deposit agreement for each series of Depositary Shares, submit validly tendered and accepted Depositary Shares to the Depositary under such agreements for cancellation of the receipts with respect to such Depositary Shares and withdrawal of the corresponding shares of the underlying preferred stock promptly following the Settlement Date. Thereafter, the Company will retire the corresponding shares of the underlying preferred stock, which will return to the status of authorized but unissued shares of preferred stock.

If the Offers are completed, the number of Depositary Shares and aggregate Liquidation Preference that are available to be publicly traded will be reduced. Depending on the amount of Depositary Shares of any series that are accepted in the applicable Offer, the trading market for the Depositary Shares of that series that remain outstanding after the Offer may be more limited. A reduced trading volume for a series of Depositary Shares may decrease the liquidity and price and increase the volatility of the trading price of the Depositary Shares of such series that remain outstanding following the completion of the applicable Offer.

The Company intends to maintain the listing of Series D Depositary Shares on the NYSE and, as a result of the acceptance priority levels and the Continued Listing Condition, it is expected that, regardless of the results of the Offers, the Series D Depositary Shares will continue to qualify to be listed on the NYSE.

From time to time after the tenth business day following the Expiration Date or other termination of the Offers, to the extent permitted by applicable law, the Company or its affiliates may acquire Depositary Shares that remain outstanding, whether or not the Offers are consummated, through redemptions, tender offers, exchange offers, open market or privately negotiated purchases or otherwise, upon such terms and at such prices as may be determined by the Company or its affiliates, which may be more or less than the applicable Total Consideration paid pursuant to the Offers, and could be paid in cash or other consideration. In addition, the Company may, subject to certain conditions, redeem the preferred stock underlying Depositary Shares of one or more series, which would result in the redemption of such Depositary Shares, as and when permitted by the terms of such series. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates may pursue. Whether the Company or its affiliates make additional acquisitions of Depositary Shares of a series in the future will depend on many factors, including, without limitation, the business and market conditions at the time, including the price of the Depositary Shares, and such other factors as the Company or its affiliates may consider relevant.

Section 12. Legal Matters; Regulatory Approvals

Lincoln is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by the acquisition of Depositary Shares as contemplated by the Offers, or of any approval or other action by any governmental, administrative or regulatory authority that would be required for such acquisition, other than filings with the SEC and compliance with applicable federal and state securities laws and any applicable rules of the NYSE. Should any approval or other action be required, Lincoln presently expects to seek such approval or action. There can be no assurance that any such approval or action, if needed, would be obtained. The obligations of the Company under the Offers to accept for purchase and pay for Depositary Shares are subject to certain conditions. See Section 6.

Section 13. Certain Material U.S. Federal Income Tax Considerations

The following is a general discussion of certain material U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to each of the Offers, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS and other applicable authorities, each as in effect as of the date hereof. These authorities are subject to differing interpretations and may change (possibly with retroactive effect), and any such change could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion applies only to beneficial owners who hold their Depositary Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and who tender Depositary Shares pursuant to either of the Offers. This discussion does not describe any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor the Foreign Account Tax Compliance Act, and does not address any U.S. federal tax laws other than those pertaining to the income tax, nor does it address any foreign, state or local tax consequences. This discussion also does not address any tax consequences arising under the corporate book minimum tax or the stock buyback tax of the Inflation Reduction Act of 2022.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders or Non-U.S. Holders in light of their individual circumstances or status or the U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders subject to special rules under U.S. federal income tax law, such as banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, dealers or traders in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities holdings, U.S. Holders or Non-U.S. Holders subject to the alternative minimum tax, U.S. Holders whose “functional currency” is not the U.S. dollar, U.S. Holders or Non-U.S. Holders of Depositary Shares that are required to accelerate the recognition of any item of gross income with respect to such Depositary Shares as a result of such income being recognized on an “applicable financial statement,” entities treated as partnerships for U.S. federal income tax purposes or other pass-through entities or partners or members therein, controlled foreign corporations, passive foreign investment companies, U.S. Holders holding Depositary Shares through non-U.S. brokers or other intermediaries, non-U.S. trusts and estates that have U.S. beneficiaries, individual retirement and other tax-deferred accounts, real estate investment trusts, certain former citizens or long-term residents of the United States subject to U.S. federal income tax as expatriates, persons holding Depositary Shares through a “hybrid entity,” or persons holding Depositary Shares as a hedge against currency risks, as a position in a “straddle” or as part of a “wash sale,” “hedging,” “conversion,” “constructive sale,” or other “integrated” transaction for tax purposes.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Depositary Shares, the U.S. federal income tax treatment of a partner in the partnership or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. Thus, persons who for U.S. federal income tax purposes are treated as partners in a partnership or equity interest owners of another entity treated as a partnership holding any Depositary Shares should consult their own advisors regarding the tax consequences of each of the Offers.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSIDERATIONS RELEVANT TO U.S. HOLDERS AND NON-U.S. HOLDERS RELATING TO THE OFFERS. HOLDERS OF DEPOSITARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM RELATING TO TENDERING DEPOSITARY SHARES PURSUANT TO EACH OF THE OFFERS OR RETAINING DEPOSITARY SHARES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, AND FOREIGN INCOME, ESTATE AND OTHER TAX LAWS.

U.S. Holders of Depositary Shares

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Depositary Shares that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (and certain non-U.S. entities taxed as U.S. corporations under specialized sections of the Code); (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more “United States persons” (within the meaning of the Code, “U.S. Persons”) have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. Person.

Tender of Depositary Shares Pursuant to the Offers

A sale of Depositary Shares for cash pursuant to either of the Offers will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in either of the Offers will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Depositary Shares or as receiving a distribution from the Company with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such broker or paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment

Under Section 302 of the Code, a sale of Depositary Shares for cash by a U.S. Holder pursuant to either of the Offers will be treated as a “sale or exchange” of the Depositary Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the stock held by the tendering U.S. Holder, only if the sale:

•	results in a complete termination of such U.S. Holder’s equity interest in the Company;

•	results in a “substantially disproportionate” redemption with respect to such U.S. Holder; or

•	is not essentially equivalent to a dividend with respect to such U.S. Holder.

In determining whether any of these tests has been met, shares of stock considered to be owned by a U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned by such U.S. Holder, must be taken into account. Generally, under Section 318, a U.S. Holder will be treated as owning Company stock owned by certain family members (except that, in the case of a “complete termination,” a U.S. Holder may, under certain circumstances, waive attribution from family members) and related entities and Company stock that the U.S. Holder has the right to acquire by exercise of an option.

A sale of Depositary Shares by a U.S. Holder pursuant to the Offers will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of the Company’s outstanding preferred or common shares (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of the Company’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Depositary Shares by a U.S. Holder pursuant to the Offers will be “substantially disproportionate” if the percentage of the then outstanding shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of the shares actually and constructively owned by such U.S. Holder immediately before the sale.

A sale of Depositary Shares by a U.S. Holder pursuant to the Offers will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a U.S. Holder of Depositary Shares meets this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of Depositary Shares tendered by such U.S. Holder and each of the other holders of Depositary Shares. U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests described above are satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Depositary Shares to the Company pursuant to either of the Offers.

If a sale of Depositary Shares by a U.S. Holder pursuant to either of the Offers meets one of the tests described above, such U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount of cash received (including any amounts equal to Accrued Dividends), and such U.S. Holder’s tax basis in the Depositary Shares tendered in such Offer. Any such amounts equal to Accrued Dividends on the Depositary Shares will be treated by the Company as part of the purchase price in the relevant Offer and not as a dividend, unless a dividend has been declared during the current dividend period (in which case any cash attributable to such declared but unpaid dividend would be taxable in the manner described below under “—Distribution Treatment”). Any such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Depositary Shares tendered in such Offer exceeds one year as of the date the sale pursuant to such Offer is treated as occurring for U.S. federal income tax purposes. Gain or loss must be determined separately for blocks of tendered Depositary Shares acquired at different times or at different prices. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

Distribution Treatment

If a sale of Depositary Shares by a U.S. Holder pursuant to either of the Offers does not satisfy any of the above requirements, then the entire amount of cash received by such U.S. Holder pursuant to such Offer will be treated as a distribution to the U.S. Holder and will be treated as a dividend to the extent of the U.S. Holder’s allocable portion of the Company’s current and accumulated earnings and profits. The amount of any distribution in excess of such portion of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the shares with respect to which the distribution is deemed received, and any remainder will be treated as capital gain. Any such capital gain generally will be long-term capital gain if the U.S. Holder’s holding period for the Depositary Shares exceeds one year as of the date the sale pursuant to the relevant Offer is treated as occurring for U.S. federal income tax purposes. Amounts treated as dividends to non-corporate U.S. Holders generally will constitute “qualified dividend income” taxable at the preferential rates applicable to long-term capital gain, provided certain holding period requirements are met. Amounts treated as dividends to corporate U.S. Holders may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their own tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances. To the extent that a sale of Depositary Shares by a U.S. Holder in either of the Offers is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the tendered Depositary Shares will be added to any shares retained by the U.S. Holder.

Non-U.S. Holders of Depositary Shares

A “Non-U.S. Holder” means a beneficial owner of Depositary Shares that is not (i) a U.S. Holder or (ii) an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

Sale or Exchange Treatment

Except as described below, and subject to the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy any of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on gain that you realize on the sale of Depositary Shares pursuant to either of the Offers (except to the extent of any cash attributable to declared but unpaid dividends, which would be treated as a distribution that is subject to the rules set forth below under “—Distribution Treatment”), unless:

•

the Depositary Shares that are tendered constitute a “U.S. real property interest” by reason of both (i) our status as a USRPHC (defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Depositary Shares or the period that you owned the Depositary Shares and (ii) you satisfying certain ownership requirements;

•

the gain is “effectively connected” with your conduct of a trade or business within the United States, and, with respect to shareholders that are entitled to claim the benefits under certain tax treaties, the gain is attributable to a permanent establishment or fixed base that you maintain within the United States; or

•

you are an individual, you hold the Depositary Shares as capital assets, and you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

With respect to the first bullet above, generally, a corporation is a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we currently are, or have been during the applicable period, a USRPHC.

If the gain is “effectively connected” as described in the second bullet above, you will be subject to tax on the net gain derived from the sale under regular U.S. federal income tax rates. If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty with the United States that provides for a lower rate.

If you are an individual Non-U.S. Holder described in the third bullet above, you will be subject to a flat 30% tax (or such lower rate as may be specified under an applicable income tax treaty) on the gain derived from the sale.

Although you may satisfy one of the Section 302 tests described above, if a broker or other paying agent is unable to determine whether sale or exchange treatment should apply to you, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of the Company’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below under “—Distribution Treatment.” In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 3) generally will not apply to amounts subject to the withholding tax described below.

Distribution Treatment

If you do not satisfy any of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your Depositary Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital or gain from the sale of Depositary Shares will be determined in the manner described above for U.S. Holders (see discussion under “—U.S. Holders of Depositary Shares—Distribution Treatment”). Except as described below, amounts you receive that are treated as dividends paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty with the United States that provides for a lower rate. Even if you are eligible for a lower treaty rate, withholding will be required at a 30% rate (rather than the lower treaty rate) on amounts treated as a dividend paid to you, unless you have furnished:

•

a valid IRS Form W-8BEN (or W-8BEN-E, as applicable) or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a Non-U.S. Holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) not a U.S. Person and are entitled to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside of the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If the amount treated as a dividend with respect to your Depositary Shares is “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, is attributable to a permanent establishment that you maintain in the United States, such dividend will not be subject to withholding, provided that you have furnished a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are (or, in the case of a Non-U.S. Holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) not a U.S. Person; and

•	the amount treated as a dividend is effectively connected with your conduct of a trade or business within the United States and is includible in your gross income.

Amounts treated as “effectively connected” dividends are taxed at rates applicable to U.S. Holders. If you are a corporate Non-U.S. Holder, the amounts treated as “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty with the United States that provides for a lower rate.

Information Reporting and Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offers.

Holders Who Do Not Participate in the Offers

Holders who do not participate in either of the Offers generally will not incur any U.S. federal income tax liability as a result of the consummation of the Offers. However, in the event that the payment by us for any purchase of Depositary Shares pursuant to either of the Offers is treated as a taxable dividend to a holder rather than as a sale or exchange, the other holders, including the holders who do not participate in the Offers, could be deemed to have received taxable stock distributions under certain circumstances. Holders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Depositary Shares pursuant to either of the Offers.

Section 14. Accounting Treatment

The Company will derecognize the net carrying amount of the Depositary Shares, representing shares of preferred stock (currently recorded within stockholders’ equity), validly tendered for cash consideration. The excess of the cash consideration paid over the net carrying amount of the preferred stock retired will be recorded as a reduction of retained earnings and treated as a deemed dividend in the calculation of net income (loss) available to common stockholders and net income (loss) per common share.

Section 15. Extensions of the Offers; Termination; Amendment

The Company expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which either of the Offers is open and thereby delay acceptance for purchase of, and payment for, any Depositary Shares by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. The Company also expressly reserves the right to terminate the Offers and not accept for purchase or pay for any Depositary Shares not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for Depositary Shares upon the occurrence of any of the conditions specified in Section 6 by giving notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. The Company’s reservation of these rights to delay payment for Depositary Shares that it has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Depositary Shares tendered promptly after termination or withdrawal of the Offers. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offers to holders of Depositary Shares. Amendments to the Offers may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offers will be disseminated promptly to holders of Depositary Shares in a manner reasonably designed to inform holders of Depositary Shares of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If the Company materially changes the terms of the Offers or the information concerning the Offers, the Company will extend the Offers to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offers must remain open following material changes in the terms of the Offers or information concerning the Offers (other than a change in the price or percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	the Company increases or decreases the price to be paid for the Depositary Shares or the applicable Retail Processing Fee for the Depositary Shares; and

•

the Offers are scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15;

the Offers will be extended until the expiration of such ten-business day period.

Section 16. Fees and Expenses

The Company has retained BNP Paribas Securities Corp., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC to act as the Dealer Managers and Global Bondholder Services Corporation to act as the Information Agent and Tender Agent in connection with the Offers. The Information Agent may contact holders of Depositary Shares by electronic mail, telephone and in person, and may request that Custodians forward materials relating to the Offers to beneficial owners of Depositary Shares held by them as a nominee or in a fiduciary capacity. The Dealer Managers, the Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for specified reasonable out-of-pocket expenses. The Dealer Managers, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offers, including certain liabilities under the U.S. federal securities laws. The Dealer Managers or their affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which they have received, and may in the future receive, customary fees and reimbursements of expenses.

Additionally, each Retail Processing Dealer that successfully processes tenders of Depositary Shares from a retail beneficial owner will be eligible to receive from the Company a Retail Processing Fee of $1.00 per $1,000.00 Liquidation Preference of Series C Depositary Shares and $0.025 per $25.00 Liquidation Preference of Series D Depositary Shares, in each case, for any Depositary Shares validly tendered (and not validly withdrawn) by a Retail Processing Dealer on behalf of such retail beneficial owner in the applicable Offer, if, and only if, the retail beneficial owner validly tenders Series C Depositary Shares in an aggregate amount that does not exceed 250 Series C Depositary Shares or Series D Depositary Shares in an aggregate amount that does not exceed 10,000 Series D Depositary Shares, as the case may be.

A Retail Processing Fee will not be payable with respect to any Depositary Shares tendered by a Retail Processing Dealer for its own account or for other non-retail beneficial owners. A Retail Processing Fee will only be paid to a Retail Processing Dealer that has sent a signed and completed Retail Processing Dealer Form to the Tender Agent and provided all necessary information. In addition, the Company reserves the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any Retail Processing Fee payment claims.

Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your Depositary Shares to submit a Retail Processing Dealer Form on your behalf.

The Company will pay any Retail Processing Fee to the Tender Agent, which will, in turn, pay the Retail Processing Fee to each Retail Processing Dealer whose name appears in the Retail Processing Dealer Form provided for that purpose. No such Retail Processing Fee, however, will be paid with respect to Depositary Shares tendered, directly or indirectly, by Retail Processing Dealers for their own account or for other non-retail beneficial owners and under no circumstances will such Retail Processing Fee be remitted, in whole or in part, by a Retail Processing Dealer to the relevant retail beneficial owner of the tendered Depositary Shares. Retail Processing Fees will be paid only if the Offer for the applicable series of Depositary Shares is consummated and only if the Retail Processing Dealer Form is received by the Tender Agent on or prior to the Expiration Date, and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for the Depositary Shares under the applicable Offer. Inquiries regarding Retail Processing Fees may be directed to the Tender Agent at the contact information set forth on the last page of this Offer to Purchase.

No person may receive a Retail Processing Fee unless such person (a) is (i) a broker or dealer in securities which is a member of any national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), (ii) a foreign broker or dealer not eligible for membership in FINRA which agrees to conform to FINRA’s Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a FINRA member or (iii) a bank or trust company legally authorized to receive such Retail Processing Fee and (b) covenants and agrees that under no circumstances will such Retail Processing Fee be remitted, in whole or in part, to the relevant retail beneficial owner of the tendered and accepted Depositary Shares.

Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. The Company will not be responsible for making such distributions or for ensuring that DTC participants make such distributions.

No fees or commissions will be payable by the Company to brokers, dealers, commercial banks or trust companies (other than Retail Processing Fees and fees to the Dealer Managers, Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Depositary Shares under the Offers. We recommend that investors who hold Depositary Shares through Custodians consult their Custodian to determine whether transaction costs are applicable if holders of Depositary Shares tender their Depositary Shares through such Custodians and not directly to the Tender Agent. The Company, however, upon request, will reimburse Custodians for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of Depositary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company, the Information Agent, or the Tender Agent for purposes of the Offers. The Company will pay or cause to be paid all U.S. stock transfer taxes, if any, on its purchase of Depositary Shares, except as otherwise provided in Section 5 of this Offer to Purchase or Instruction 6 in the Letter of Transmittal.

Section 17. Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless, at the time of tender and at the end of any proration period or period during which the securities are accepted by lot (including any extensions of such period), the person so tendering their securities (i) has a net long position equal to or greater than the amount of the securities being tendered and (ii) will deliver or cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Depositary Shares in either of the Offers under any of the procedures described above will constitute the tendering holder’s representation and warranty that (i) such holder has a net long position equal to or greater than the Depositary Shares being tendered pursuant to the applicable Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Depositary Shares otherwise complies with Rule 14e-4. The tender of Depositary Shares pursuant to any of the procedures described above will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the applicable Offer.

Section 18. Miscellaneous

The Company is not aware of any jurisdiction where the making of the Offers is not in compliance with applicable law, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. If the Company becomes aware of any jurisdiction where the making of the Offers or the acceptance of Depositary Shares pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Company will not make the Offers to the holders of Depositary Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

The Company’s Board of Directors has approved the Offers. However, none of Lincoln, its Board of Directors, any Dealer Manager, the Tender Agent or the Information Agent makes any recommendation as to whether holders should tender or refrain from tendering their Depositary Shares. Holders should read carefully all of the information in the Offer Documents before making a decision as to whether to tender Depositary Shares, and, if so, how many Depositary Shares to tender, in the Offers.

The Company has not authorized any person to give any information or make any representations with respect to the Offers other than the information and representations contained or incorporated by reference in the Offer Documents and, if given or made, such information or representations must not be relied upon as having been authorized.

Dealer Managers

BNP Paribas Securities Corp. 787 Seventh Ave. New York, NY 10019 Attn: Liability Management Group Toll-Free: (888) 210-4358 Collect: (212) 841-3059 Email: dl.us.liability.management@us.bnpparibas.com	Morgan Stanley & Co. LLC 1585 Broadway New York, NY 10036 Attn: Equity Syndicate Department Toll-Free: (855) 483-0952

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, NC 28202

Attn: Liability Management Group

Toll-Free: (866) 309-6316

Collect: (704) 410-4820

Email: liabilitymanagement@wellsfargo.com

J.P. Morgan Securities LLC

270 Park Avenue

New York, NY 10017

Attn: Liability Management Group

Toll-Free: (866) 834-4666

Collect: (212) 834-3554

The Tender Agent for the Offers is:

Global Bondholder Services Corporation

By Facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Email:

contact@gbsc-usa.com

By Mail, Overnight Courier or by Hand:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Please contact the Dealer Managers with questions regarding the terms of the Offers at the contact information set forth above or the Information Agent with questions regarding how to tender or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offers at the contact information set forth below. Holders of Depositary Shares also may contact their Custodian for assistance concerning the Offers. Please contact the Tender Agent at the contact information set forth above to confirm delivery of Depositary Shares.

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll-Free: (855) 654-2015

Email: contact@gbsc-usa.com